Exhibit 99.1

GENESCO INC. REPORTS FISCAL 2019 FIRST QUARTER RESULTS
--Company Reiterates Fiscal 2019 Guidance--

First Quarter Fiscal 2019 Financial Summary

•	Net sales were $645 million

•	Comparable sales decreased 1%

•	GAAP EPS from continuing operations was ($0.12)

•	Non-GAAP EPS from continuing operations was ($0.06) 1

NASHVILLE, Tenn., June 5, 2018 --- Genesco Inc. (NYSE: GCO) for the three months ended May 5, 2018, today reported a GAAP loss from continuing operations per diluted share of $(0.12), compared to earnings per diluted share of $0.05 in the first quarter last year. Adjusted for the Excluded Items in both periods, the Company reported a first quarter loss from continuing operations per diluted share of $(0.06), compared to earnings per diluted share of $0.06 last year.

Robert J. Dennis, Chairman, President and Chief Executive Officer, said:

“Our first quarter results in total were within the range of our expectations, as continued strength in our U.S. retail footwear businesses helped to offset in part challenges in our other operating divisions. Journeys in particular delivered robust comparable sales and significantly improved profitability. Johnston & Murphy began the year with accelerating comparable sales and a strong earnings performance as well. While sales trends in the Lids Sports Group remained negative, they improved meaningfully compared with the fourth quarter. Meanwhile, in addition to a strong year-over-year comparison, a number of headwinds in the U.K. pressured Schuh’s performance. Overall, gross margins were up, driven primarily by channel and brand mix and increased full priced selling at Journeys and Johnston & Murphy. However, we deleveraged expenses due to negative store comps, resulting in profitability below last year’s level but consistent with our forecast.

“We are pleased with our start to the second quarter, as the arrival of warmer weather has helped accelerate demand for seasonal product and comps in each one of our businesses. While we remain cautious about Schuh’s near-term prospects, we are encouraged by the signs of improvement in our other major businesses, Journeys in particular. Looking ahead to the remainder of the year, our focus is on executing the key initiatives we have previously outlined aimed at fortifying the leadership positions of each of our concepts and reducing our overall cost structure. We are optimistic that we have the right strategies in place to drive enhanced profitability and greater shareholder value over the longer-term.”

__________________________
1 Excludes asset impairment charges, legal and other matters, net of tax effect and other tax items (“Excluded Items”). A reconciliation of earnings/loss and earnings/loss per share from continuing operations in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) with the adjusted earnings/loss and earnings/loss per share numbers is set forth on Schedule B to this press release. The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Exhibit 99.1

First Quarter Review

Net sales for the first quarter of Fiscal 2019 increased to $645 million from $643 million in the first quarter of Fiscal 2018. Excluding the impact of exchange rates, sales would have decreased 1%. Comparable sales were down 1%, with stores down 2% and direct up 10%. Direct-to-consumer sales grew to 11% of total retail sales for the quarter, compared to 10% last year.

Comparable Sales

Comparable Same Store and Direct Sales:	1QFY19	1QFY18
Journeys Group	6%	(5)%
Schuh Group	(13)%	10%
Lids Sports Group	(7)%	1%
Johnston & Murphy Group	7%	(3)%
Total Genesco Comparable Sales	(1)%	(1)%
Same Store Sales	(2)%	(4)%
Comparable Direct Sales	10%	28%

First quarter gross margin this year was 49.9%, up 30 basis points, compared with 49.6% last year, primarily reflecting channel and brand mix and increased full price selling at Journeys and Johnston & Murphy, partially offset by less full price selling in the Company’s other business segments and increased shipping and warehouse expenses.

Selling and administrative expense for the first quarter this year was 49.9%, up 80 basis points, compared to 49.1% of sales for the same period last year. The increase as a percentage of sales reflects higher expenses relating primarily to selling salaries and benefits and bonus accruals. Without exchange rate increases, expense dollars would have been flat for the quarter due to the impact of store closings, rent and other cost reductions.

Genesco’s GAAP operating loss for the first quarter was $1.8 million this year compared with operating income of $2.8 million last year. Adjusted for the Excluded Items in both periods, the operating loss for the first quarter was $0.3 million this year compared with operating income of $2.9 million last year. Adjusted operating margin was 0.0% of sales in the first quarter of Fiscal 2019 and 0.5% last year.

The effective tax rate for the quarter was 20.3% in Fiscal 2019 compared to 38.3% last year. The adjusted tax rate, reflecting Excluded Items, was 15.2% in Fiscal 2019 compared to 36.7% last year. The lower adjusted tax rate for this year reflects the lower U.S. federal income tax rate following the passage of the Tax Cut and Jobs Act in December 2017 and the inability to recognize a tax benefit for certain overseas losses.

GAAP loss from continuing operations was $2.3 million in the first quarter of Fiscal 2019, compared to earnings of $1.0 million in the first quarter last year. Adjusted for the Excluded Items in both periods, first quarter loss from continuing operations was $1.1 million in Fiscal 2019, compared with earnings of $1.1 million last year.

Cash, Borrowings and Inventory

Cash and cash equivalents at May 5, 2018 were $30.9 million, compared with $43.4 million at April 29, 2017. Total debt at the end of the first quarter of Fiscal 2019 was $105.7 million compared with $138.0

Exhibit 99.1

million at the end of last year’s first quarter, a decrease of 23%. Inventories decreased 4% in the first quarter of Fiscal 2019 on a year-over-year basis.

Capital Expenditures and Store Activity

For the first quarter, capital expenditures were $20 million, which consisted of $12 million related to store remodels and new stores and $8 million related to direct to consumer, omnichannel, information technology, distribution center and other projects. Depreciation and amortization was $20 million. During the quarter, the Company opened 21 new stores and closed 35 stores. Excluding Locker Room by Lids in Macy’s stores, the Company ended the quarter with 2,558 stores compared with 2,632 stores at the end of the first quarter last year, or a decrease of 3%. Square footage was down 2% on a year-over-year basis, excluding Lids Locker Room departments in Macy’s stores.

Fiscal 2019 Outlook

For Fiscal 2019, the company is reiterating its previously established full year guidance and still expects:

•	Comparable sales to be flat to up 2%, and

•	Adjusted diluted earnings per share in the range of $3.05 to $3.45.[2]

•
Conference Call, Management Commentary and Investor Presentation

The Company has posted detailed financial commentary and a supplemental financial presentation of first quarter results on its website, www.genesco.com, in the investor relations section. The Company's live conference call on June 5, 2018 at 7:30 a.m. (Central time), may be accessed through the Company's website, www.genesco.com. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

Safe Harbor Statement
This release contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the Company’s ability to complete the sale of the Lids Sports Group business on acceptable terms and the timing of any sale transaction; the timing and amount of non-cash asset impairments related to retail store fixed assets and intangible assets of acquired businesses; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; the level of chargebacks from credit card users for fraudulent purchases or other reasons; weakness in the consumer economy and retail industry; competition in the Company's markets, including online and including competition from some of the Company’s vendors in both the licensed sports and branded footwear markets; fashion trends that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors; the effects of the implementation of federal tax reform on the estimated tax rate reflected in

2 A reconciliation of the adjusted financial measures cited in the guidance to their corresponding measures as reported pursuant to GAAP is included in Schedule B to this press release.

Exhibit 99.1

certain forward-looking statements; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons; and the performance of athletic teams, the participants in major sporting events such as the NBA finals, Super Bowl and World Series, developments with respect to certain individual athletes, and other sports-related events or changes that may affect period-to-period comparisons in the Company's Lids Sports Group retail businesses. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences; unexpected changes to the market for the Company's shares; variations from expected pension-related charges caused by conditions in the financial markets; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

Exhibit 99.1

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear, sports apparel and accessories in more than 2,675 retail stores and leased departments throughout the U.S., Canada, the United Kingdom, the Republic of Ireland and Germany, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Schuh, Schuh Kids, Little Burgundy, Lids, Locker Room by Lids, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.shibyjourneys.com, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.lids.com, www.lids.ca, www.lidslockerroom.com, www.trask.com, and www.dockersshoes.com.  The Company's Lids Sports Group division operates the Lids headwear stores, the Locker Room by Lids and other team sports fan shops and single team clubhouse stores.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contact:    Media Contact:
Mimi Vaughn    Claire McCall
Genesco Inc.    Genesco Inc.
(615) 367-7386    (615) 367-8283
mvaughn@genesco.com    cmccall@genesco.com

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	May 5,	% of	Apr. 29,	% of
	2018	Net Sales	2017	Net Sales
Net sales	$644,959	100.0%	$643,368	100.0%
Cost of sales	323,131	50.1%	324,455	50.4%
Gross margin	321,828	49.9%	318,913	49.6%
Selling and administrative expenses	322,124	49.9%	315,968	49.1%
Asset impairments and other, net	1,552	0.2%	119	0.0%
Earnings (loss) from operations	(1,848)	-0.3%	2,826	0.4%
Other components of net periodic benefit cost	20	0.0%	32	0.0%
Interest expense, net	1,028	0.2%	1,177	0.2%
Earnings (loss) from continuing operations before
income taxes	(2,896)	-0.4%	1,617	0.3%
Income tax expense (benefit)	(588)	-0.1%	620	0.1%
Earnings (loss) from continuing operations	(2,308)	-0.4%	997	0.2%
Provision for discontinued operations, net	(23)	0.0%	(112)	0.0%
Net Earnings (Loss)	$(2,331)	-0.4%	$885	0.1%

Basic earnings (loss) per share:
Before discontinued operations	$(0.12)		$0.05
Net earnings (loss)	$(0.12)		$0.05

Weighted-average shares outstanding - Basic	19,278		19,189

Diluted earnings (loss) per share:
Before discontinued operations	$(0.12)		$0.05
Net earnings (loss)	$(0.12)		$0.05

Weighted-average shares outstanding - Diluted	19,278		19,293

Exhibit 99.1

GENESCO INC.
Sales/Earnings Summary by Segment
(in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	May 5,	% of	Apr. 29,	% of
	2018	Net Sales	2017	Net Sales
Sales:
Journeys Group	$306,142	47.5%	$284,119	44.2%
Schuh Group	80,266	12.4%	76,456	11.9%
Lids Sports Group	158,740	24.6%	176,901	27.5%
Johnston & Murphy Group	75,684	11.7%	72,793	11.3%
Licensed Brands	24,065	3.7%	33,010	5.1%
Corporate and Other	62	0.0%	89	0.0%
Net Sales	$644,959	100.0%	$643,368	100.0%
Operating Income (Loss):
Journeys Group	$13,637	4.5%	$7,472	2.6%
Schuh Group	(5,640)	-7.0%	(687)	-0.9%
Lids Sports Group	(5,362)	-3.4%	(1,786)	-1.0%
Johnston & Murphy Group	5,006	6.6%	3,820	5.2%
Licensed Brands	306	1.3%	2,275	6.9%
Corporate and Other(1)	(9,795)	-1.5%	(8,268)	-1.3%
Earnings (loss) from operations	(1,848)	-0.3%	2,826	0.4%
Other components of net periodic benefit cost	20	0.0%	32	0.0%
Interest, net	1,028	0.2%	1,177	0.2%

Earnings (loss) from continuing operations before income taxes	(2,896)	-0.4%	1,617	0.3%
Income tax expense (benefit)	(588)	-0.1%	620	0.1%
Earnings (loss) from continuing operations	(2,308)	-0.4%	997	0.2%
Provision for discontinued operations, net	(23)	0.0%	(112)	0.0%
Net Earnings (Loss)	$(2,331)	-0.4%	$885	0.1%

(1) Includes a $1.6 million charge in the first quarter of Fiscal 2019 which includes $1.3 million for asset impairments and $0.3 million in legal and other matters. Includes a $0.1 million charge in the first quarter of Fiscal 2018 for asset impairments.

Exhibit 99.1

GENESCO INC.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	May 5, 2018	April 29, 2017
Assets
Cash and cash equivalents	$30,880	$43,371
Accounts receivable	51,421	54,314
Inventories	552,475	578,102
Other current assets	71,720	63,899
Total current assets	706,496	739,686
Property and Equipment	377,363	342,610
Goodwill and other intangibles	183,967	359,432
Other non-current assets	49,599	37,648
Total Assets	$1,317,425	$1,479,376

Liabilities and Equity
Accounts payable	$146,375	$175,588
Current portion long-term debt	1,690	1,617
Other current liabilities	92,938	115,495
Total current liabilities	241,003	292,700
Long-term debt	103,994	136,390
Pension liability	—	6,094
Deferred rent and other long-term liabilities	143,589	131,330
Equity	828,839	912,862
Total Liabilities and Equity	$1,317,425	$1,479,376

Exhibit 99.1

GENESCO INC.
Store Count Activity

	Balance			Balance			Balance
	01/28/17	Open	Close	02/03/18	Open	Close	05/05/18
Journeys Group	1,249	45	74	1,220	10	9	1,221
Schuh Group	128	7	1	134	4	2	136
Lids Sports Group(1)	1,240	18	99	1,159	6	24	1,141
Johnston & Murphy Group	177	7	3	181	1	—	182
Total Retail Units	2,794	77	177	2,694	21	35	2,680
(1) Includes 122 Locker Room by Lids in Macy's stores as of May 5, 2018.

GENESCO INC.
Comparable Sales

	Three Months Ended
	May 5,	Apr. 29,
	2018	2017
Journeys Group	6%	(5)%
Schuh Group	(13)%	10%
Lids Sports Group	(7)%	1%
Johnston & Murphy Group	7%	(3)%
Total Comparable Sales	(1)%	(1)%

Same Store Sales	(2)%	(4)%
Comparable Direct Sales	10%	28%

Schedule B

Genesco Inc.
Adjustments to Reported Earnings (Loss) from Continuing Operations
Three Months Ended May 5, 2018 and April 29, 2017

	Three Months Ended
	May 5, 2018			April 29, 2017
		Net of	Per Share		Net of	Per Share
In Thousands (except per share amounts)	Pretax	Tax	Amounts	Pretax	Tax	Amounts
Earnings (loss) from continuing operations, as reported		$(2,308)	$(0.12)		$997	$0.05

Pretax adjustments:
Impairment charges	$1,274	1,061	0.06	$119	78	0.01
Other legal matters	378	315	0.01	—	—	—
Gain on Hurricane Maria	(100)	(83)	—	—	—	—
Total adjustments	$1,552	1,293	0.07	$119	78	0.01

Other tax items		(125)	(0.01)		24	—

Adjusted earnings (loss) from continuing operations (1) and (2)		$(1,140)	$(0.06)		$1,099	$0.06

(1) The adjusted tax rate for the first quarter of Fiscal 2019 is 15.2% including a FIN 48 discrete item of less than $0.1 million. The adjusted tax rate for the first quarter of Fiscal 2018 is 36.7% including a FIN 48 discrete item of less than $0.1 million.

(2) EPS reflects 19.3 million share count for both Fiscal 2019 and 2018, which includes common stock equivalents in only Fiscal 2018.

The Company believes that disclosure of earnings and earnings per share from continuing operations adjusted for the items not reflected in the previously announced expectations will be meaningful to investors, especially in light of the impact of such items on the results.

Genesco Inc.
Adjustments to Reported Operating Income (Loss)
Three Months Ended May 5, 2018 and April 29, 2017

	Three Months Ended May 5, 2018
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$13,637	$—	$13,637
Schuh Group	(5,640)	—	(5,640)
Lids Sports Group	(5,362)	—	(5,362)
Johnston & Murphy Group	5,006	—	5,006
Licensed Brands	306	—	306
Corporate and Other	(9,795)	1,552	(8,243)

Total Operating Income (Loss)	$(1,848)	$1,552	$(296)

Schedule B

	Three Months Ended April 29, 2017
	Operating		Adj Operating
In Thousands	Income (Loss)	Adjust	Income (Loss)
Journeys Group	$7,472	$—	$7,472
Schuh Group	(687)	—	(687)
Lids Sports Group	(1,786)	—	(1,786)
Johnston & Murphy Group	3,820	—	3,820
Licensed Brands	2,275	—	2,275
Corporate and Other	(8,268)	119	(8,149)

Total Operating Income	$2,826	$119	$2,945

Genesco Inc.
Adjustments to Forecasted Earnings from Continuing Operations
Fiscal Year Ending February 2, 2019

In Thousands (except per share amounts)	High Guidance		Low Guidance
	Fiscal 2019		Fiscal 2019
Forecasted earnings from continuing operations	$63,104	$3.24	$54,544	$2.80

Adjustments:(1)
Store impairment and other charges	3,804	0.19	4,535	0.23
Tax impact for share-based awards	472	0.02	472	0.02
Adjusted forecasted earnings from continuing operations (2)	$67,380	$3.45	$59,551	$3.05

(1) All adjustments are net of tax where applicable. The forecasted tax rate for Fiscal 2019 is approximately 26.9%.

(2) EPS reflects 19.6 million share count for Fiscal 2019 which includes common stock equivalents.

This reconciliation reflects estimates and current expectations of future results. Actual results may vary materially from these expectations and estimates, for reasons including those included in the discussion of forward-looking statements elsewhere in this release. The Company disclaims any obligation to update such expectations and estimates.